Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NATIONAL COMMERCE CORPORATION

ARTICLE 1

NAME

1.1 The name of this corporation is National Commerce Corporation (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND REGISTERED AGENT

2.1 The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

3.1 The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE 4

SHARES

4.1 The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is Twelve Million, Seven Hundred Fifty Thousand (12,750,000) shares, consisting of: (i) Twelve Million Five Hundred Thousand (12,500,000) shares of common stock of the par value of $0.01 per share (“Common Stock”) and (ii) Two Hundred Fifty Thousand (250,000) shares of preferred stock of the par value of $0.01 per share (“Preferred Stock”). A statement of the designations, preferences and relative, participating, optional and other special rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof is set forth below.

4.2 The designations, preferences and relative, participating, optional and other special rights of the shares of Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

(a) Issuance. From time to time, Common Stock may be issued in such amounts and for such purposes as shall be determined by the board of directors of the Corporation (the “Board of Directors”).

(b) Dividend Rights. Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, capital stock of the Corporation or otherwise) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

4.3 Shares of Preferred Stock may be issued in one or more classes or series, from time to time, with each such class or series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors and included in a certificate of designation filed pursuant to the DGCL; and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each such class or series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) The distinctive designation of, and the number or shares of, Preferred Stock which shall constitute such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or of any series of the same or any other class or classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

(d) Whether or not Preferred Stock of such class or series shall be subject to redemption, the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

(e) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series;

(g) The voting powers, if any, of the holders of Preferred Stock of such class or series; and

(h) Any other relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such class or series.

4.4 Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of capital stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with, a split or combination of the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

ARTICLE 5

INCORPORATOR

5.1 The name and mailing address of the sole incorporator of the Corporation are:

NAME	ADDRESS
Richard Murray, IV	813 Shades Creek Parkway
Suite 100
Birmingham, Alabama 35209

ARTICLE 6

DIRECTORS

6.1 The number of directors of the Corporation shall be fixed from time to time by or in accordance with manner set forth in the Bylaws of the Corporation (the “Bylaws”); provided, however, that in no case shall the number of directors be less than three (3) nor more than twenty (20). Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE 7

INTERNAL AFFAIRS

7.1 All of the powers of the Corporation, insofar as the same may be lawfully vested in the Board of Directors, are hereby conferred upon the Board of Directors. In furtherance and not in limitation of such powers, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws.

7.2 The Corporation may in the Bylaws confer powers upon the Board of Directors in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

7.3 Commencing on the date that the Corporation becomes a reporting company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, no action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without such a meeting of stockholders, without prior notice and without a vote, and the stockholders of the Corporation shall not, as of such date, have the power to consent in writing to the taking of any action without a meeting. Notwithstanding this Section 7.3, the holders of any class or series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such class or series.

7.4 This Certificate of Incorporation, the Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. Damages alone may not be an adequate remedy for any breach of this Section 7.4, and therefore, the Corporation or any current or former director or officer of the Corporation made a party to any actual or threatened action to which this Section 7.4 applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.4.

ARTICLE 8

RESERVATION OF RIGHTS

8.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders by this Certificate of Incorporation are granted subject to such reservation.

ARTICLE 9

LIMITATION OF DIRECTOR LIABILITY

9.1 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the liability of the directors of a corporation, then the personal liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

[signature on the following page]

IN WITNESS WHEREOF, the undersigned, an authorized person with respect to the Corporation, has caused this Certificate of Incorporation to be duly executed on July 19, 2013.

/s/ Richard Murray, IV
Richard Murray, IV

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